Exhibit 99.1Press Release of the Registrant

Contact: Terry L. Cochran, President and CEO 541/298-6633 or tcochran@columbiabancorp.com Staci L. Coburn, Executive Vice President and CFO 541/298-3169 or scoburn@columbiariverbank.com

COLUMBIA BANCORP REPORTS FOURTH QUARTER 2008 FINANCIAL RESULTS

The Dalles, Oregon – January 30, 2009 – Columbia Bancorp (Nasdaq:CBBO), the bank holding company for Columbia River Bank, announced today that it recognized a non-cash goodwill impairment charge of $7.4 million, or $0.74 per share, during the fourth quarter of 2008.  The charge did not affect Columbia’s liquidity, operations or regulatory capital ratios.  Columbia also recognized a provision for loan losses of $9.0 million, or $0.90 per share, during the fourth quarter.  These two charges, totaling $16.4 million, contributed to a net loss of $13.3 million, or $1.32 per share, for the fourth quarter of 2008.  “During the fourth quarter, we reduced salaries and employee benefits by $1.1 million compared to third quarter, halted branch expansion plans and lowered or eliminated expenses for discretionary items not directly impacting the customer experience.  We also increased retail deposits by $62.2 million which supplemented a strong liquidity position during the fourth quarter,” explained Terry Cochran, President and CEO of Columbia.

The goodwill impairment of $7.4 million represented the entire balance of goodwill, which was recorded as part of the acquisition of Valley Community Bancorp in November 1998.  This charge was identified in connection with the preparation of Columbia’s financial statements for the fourth quarter of 2008 and was primarily due to the reduction in Columbia’s market capitalization since September 30, 2008.

“During the fourth quarter, our deposit gathering efforts netted approximately 1,100 new deposit relationships throughout all of our regions,” remarked Shane Correa, Executive Vice President and Chief Banking Officer.  Reflecting on 2008, Correa continued “We saw declining non-interest bearing deposit balances for construction industry customers in 2008, but we were successful in recruiting new small business and individual customers using our personalized customer service approach combined with technology and core operation improvements made during the year.”  As part of a fourth quarter 2008 strategy to rebalance its loan and deposit portfolios, Columbia reduced its gross loans by $60.2 million to $864.0 million as of December 31, 2008, compared to $924.2 million as of September 30, 2008.  As of December 31, 2008, total deposit balances were unchanged at $1.0 billion compared to September 30, 2008; however, the composition improved with a 9% increase in retail deposits, allowing Columbia to strategically decrease higher cost wholesale/brokered deposits.

CREDIT QUALITY

Non-performing assets as of December 31, 2008 totaled $102.0 million compared to $68.9 million as of September 30, 2008 and $10.5 million as of December 31, 2007.  The net change of $33.1 million since September 30, 2008 includes a $29.1 million net increase in non-accrual loans and a $4.0 million net increase in other real estate owned (“OREO”).  Non-accrual loan activity included an increase of $39.9 million during the fourth quarter, offset by reductions of $10.8 million.  The reductions included $4.6 million transferred to OREO, charge-offs of $2.6 million, pay downs of $1.8 million and $1.8 million of improved accounts that returned to accrual status.

Growth in non-accrual totals for the fourth quarter of 2008 was primarily due to residential lot and subdivision loans, which accounted for approximately 52% of the increase.  This was centered in seven relationships totaling $20.7 million.  The change also included a large agricultural relationship of $12.5 million that went into non-accrual status when the client’s alternate take-out funding failed to materialize as planned.  The remaining non-accrual changes were spread throughout the portfolio, including smaller residential and agricultural relationships.  Borrower payment performance on residential development projects continues to suffer due to the unstable economy and the resulting lack of demand for residential lots and new home construction.  Columbia expects continued stress on credit quality until the economy begins to recover.

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

In aggregate, 68% of the non-accrual totals ($63.1 million) were residential construction loans, 19% were agricultural loans ($17.3 million) and the remaining 13% is disbursed throughout the portfolio ($12.0 million).  Columbia believes the largest portion of the risk profile within the non-accrual totals has already been recognized due to partial charge-offs of $23.0 million on these various accounts, and due to specific loan loss allowance allocations of $12.2 million that are already recognized in the allowance for loan losses.

Non-Accrual Loans by Type:	December 31, 2008		September 30, 2008		December 31, 2007
(dollars in thousands)	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount
Real estate secured loans:
Residential lots, sub-divisions, home construction	54	$63,119	49	$49,959	3	$7,824
Residential	9	3,454	6	2,353	1	810
Commercial real estate	6	5,290	3	2,434	2	1,173
Agricultural farmland (1)	6	15,094	4	3,116	-	-
Commercial and industrial	12	3,072	11	3,335	1	41
Agricultural production	7	2,173	2	1,994	1	17
Consumer	7	148	3	39	-	-
	101	$92,350	78	$63,230	8	$9,865

(1) Real estate-secured agricultural loans may be used for agricultural production purposes.

During the fourth quarter of 2008, OREO changes included the addition of properties valued at $4.6 million, the sale of a property valued at $250,000, and a $360,000 write down of an existing property based on a new valuation.  As collection efforts finalize on several properties currently on non-accrual status, Columbia expects the level of OREO will rise over the next several months with a corresponding drop in non-accrual totals.

Net charge-offs during the fourth quarter of 2008 totaled $5.4 million, compared to $21.4 million for the third quarter of 2008 and $139,000 for the fourth quarter of 2007.  The majority of fourth quarter 2008 gross charge-offs were comprised of write downs on five accounts.  Four of the write downs totaled $3.3 million and related to residential real estate subdivisions, primarily because the loans became collateral-dependent during the quarter and collateral values had declined.  The fifth write down of $1.7 million related to an agricultural credit where real estate and crop collateral values had declined.  Columbia had recognized specific loan loss allocations for these five loans in prior quarters.

Provision for loan losses totaled $9.0 million for the fourth quarter of 2008, compared to $25.4 million for the third quarter of 2008 and $590,000 for the fourth quarter of 2007.  Approximately $5.5 million of the fourth quarter provision resulted from certain risks associated with the agricultural credit on non-accrual status noted above.  The remainder of the loss provision for the fourth quarter primarily related to deteriorating collateral values and credit quality factors associated with the residential construction section of the portfolio.

Allowance for credit losses (including liability for unfunded loan commitments) totaled $25.2 million, or 2.91% of gross loans, as of December 31, 2008, compared to 2.37% as of September 30, 2008 and 1.37% as of December 31, 2007.  The allowance for credit losses ratio of 2.91% is among the highest in Columbia’s history, reflecting a strong position from which to manage the risk factors of the loan portfolio.

“While non-accrual totals continued to grow during the quarter, we are encouraged that we are beginning to experience pay downs and upgrades of older non-accrual accounts as clients either liquidate collateral, refinance elsewhere or return to performing status due to outside resources,” stated Cochran.

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

NET INTEREST INCOME AND MARGIN

Net interest income before provision for loan losses totaled $6.9 million for the fourth quarter of 2008, compared to $10.2 million for the third quarter of 2008 and $13.2 million for the fourth quarter of 2007.  Net interest margin was 2.60% for the fourth quarter of 2008, compared to 3.86% for the third quarter of 2008 and 5.48% for the fourth quarter of 2007.  Net interest income for the fourth quarter of 2008 decreased primarily due to the following factors:

•
For the fourth quarter of 2008, interest reversed as loans were placed on non-accrual status totaled $1.4 million, resulting in a 54 basis point decline in net interest margin.  Separately, interest that would have been earned on non-accrual loans during the fourth quarter of 2008 totaled approximately $2.39 million.

•
Loan yields decreased due to reductions in the Prime interest rate following cuts in the Fed Funds rate of 200 basis points during the fourth quarter of 2008 (variable rate loans comprise approximately 83% of Columbia’s loan portfolio).

CAPITAL

As of December 31, 2008, Columbia River Bank is considered adequately-capitalized for regulatory purposes.  Of the three regulatory capital ratios, the Tier 1 risk-based capital and leverage ratios meet the quantitative well-capitalized definition.  The following table presents the regulatory capital ratios for Columbia River Bank:

	Adequately	Well
	Capitalized	Capitalized	December 31, 2008

Total risk-based capital	8.00%	10.00%	8.75%

Tier 1 risk-based capital	4.00%	6.00%	7.49%

Leverage ratio	4.00%	5.00%	6.29%

For the near term, Columbia River Bank intends to remain adequately-capitalized by regulatory definition, and plans to prudently manage its capital in order to return to well-capitalized status as soon as possible.  Actions to preserve and increase capital levels during 2008 included the following:

•	Suspension of board of director fees beginning in July 2008.
•	Suspension of stockholder dividends beginning in the third quarter of 2008.
•	Closure of mortgage banking business in September 2008, affecting 39 employees.
•	Reduction in work force affecting 20 other employees in September 2008.
•	Sale of credit card portfolio at a gain of $1.2 million in September 2008.
•	Closure of Lake Oswego branch in October 2008.

SUMMARY

“While we expect 2009 will be another difficult year for community banks, we will continue our efforts to rebalance loans and deposits, reduce expenses and resolve non-performing assets to increase earning assets.  We are focused on three core strategies of maintaining strong liquidity, increasing capital levels and growing retail deposits,” stated Cochran.  “I believe the core values of Columbia River Bank, developed over the last thirty years, coupled with our team of managers and employees will make a pivotal difference as we work to return to profitability.”

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the bank holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco, Richland, and Vancouver, Washington.  To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability maintain and grow our deposit base in the face of continuing uncertainty surrounding the financial institutions industry and our markets in particular; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; our ability to estimate accurately the collectability of our loans and mitigate the potential risks associated with acquisition and sale of any underlying collateral; economic and other factors which affect the collectability of our loans generally; our ability to address the risks associated with the geographic and industry-specific concentrations of our loan portfolio; the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)
	Three Months Ended		%	Twelve Months Ended		%
	December 31,		Change	December 31,		Change
	2008	2007		2008	2007
Interest income	$13,626	$19,694	-31%	$64,961	$79,524	-18%
Interest expense	6,776	6,525	4%	24,347	26,508	-8%
Net interest income before
provision for loan losses	6,850	13,169	-48%	40,614	53,016	-23%
Provision for loan losses	9,010	590	1427%	43,110	4,740	809%
Net interest income (loss)
after provision for loan losses	(2,160)	12,579	-117%	(2,496)	48,276	-105%

Non-interest income:
Service charges and fees	1,326	1,158	15%	4,989	4,404	13%
Mortgage loan origination income	74	953	-92%	3,004	3,803	-21%
Financial services revenue	232	254	-9%	1,073	1,056	2%
Credit card discounts and fees	149	154	-3%	624	561	11%
Gain on sale of credit card portfolio	-	-	-	1,234	-	-
Loss on other real estate owned	(369)	-	-	(2,296)	(3)	NM
Other non-interest income	361	342	6%	1,370	1,019	34%
Total non-interest income	1,773	2,861	-38%	9,998	10,840	-8%

Non-interest expense:
Salaries and employee benefits	4,444	4,787	-7%	20,792	20,427	2%
Occupancy expense	1,454	1,261	15%	5,453	4,697	16%
Goodwill impairment	7,389	-	-	7,389	-	-
Other non-interest expense	3,513	2,822	24%	13,227	10,950	21%
Total non-interest expense	16,800	8,870	89%	46,861	36,074	30%

Income (loss) before provision for income taxes	(17,187)	6,570	-362%	(39,359)	23,042	-271%
Provision for (benefit from) income taxes	(3,906)	2,424	-261%	(13,000)	8,560	-252%
Net income (loss)	$(13,281)	$4,146	-420%	$(26,359)	$14,482	-282%

Earnings (loss) per common share
Basic	$(1.32)	$0.41	-422%	$(2.63)	$1.45	-281%
Diluted	(1.32)	0.41	-422%	(2.63)	1.42	-285%
Cumulative dividend per common share	-	0.10	-100%	0.11	0.40	-73%

Book value per common share				$7.45	$10.18	-27%
Tangible book value per common share (1)				7.45	9.44	-21%

Weighted average shares outstanding
Basic	10,028	9,997		10,021	9,982
Diluted	10,028	10,139		10,021	10,174
Actual shares outstanding	10,067	10,044		10,067	10,044

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
RATIOS	2008	2007	2008	2007
Interest rate yield on interest-earning assets,
tax equivalent	5.16%	8.19%	6.40%	8.40%
Interest rate expense on interest-bearing
liabilities	3.22%	3.72%	3.14%	3.82%
Interest rate spread, tax equivalent	1.94%	4.47%	3.27%	4.58%
Net interest margin, tax equivalent	2.60%	5.48%	4.01%	5.61%
Efficiency ratio (2)	109.13%	55.33%	77.99%	56.49%
Return on average assets	-4.64%	1.61%	-2.42%	1.43%
Return on average equity	-61.74%	16.28%	-27.35%	14.96%
Average equity / average assets	7.52%	9.90%	8.86%	9.55%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2) Non-interest expense divided by net interest income and non-interest income, excluding goodwill impairment.
NM Not meaningful

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

BALANCE SHEET
(Unaudited)
(In thousands)			Quarter over		Year over
	December 31,	Septemer 30,	Quarter	December 31,	Year
ASSETS	2008	2008	% Change	2007	% Change
Cash and cash equivalents	$182,479	$151,532	20%	$92,224	98%
Investment securities	32,076	24,952	29%	34,182	-6%
Loans:
Commercial loans	127,598	144,643	-12%	129,018	-1%
Agricultural loans	74,630	82,150	-9%	70,095	6%
Real estate loans	389,801	402,756	-3%	354,576	10%
Real estate loans - construction	253,683	274,617	-8%	294,398	-14%
Consumer loans	14,414	13,945	3%	11,630	24%
Loans held for sale	-	1,750	-100%	8,139	-100%
Other loans	3,878	4,320	-10%	11,208	-65%
Total gross loans	864,004	924,181	-7%	879,064	-2%

Unearned loan fees	(562)	(855)	34%	(1,060)	47%
Allowance for loan losses	(24,492)	(20,927)	-17%	(11,174)	-119%
Net loans	838,950	902,399	-7%	866,830	-3%

Property and equipment, net	23,628	24,037	-2%	21,500	10%
Goodwill	-	7,389	-100%	7,389	-100%
Other assets	45,161	39,717	14%	20,583	119%
Total assets	$1,122,294	$1,150,026	-2%	$1,042,708	8%

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$215,922	$215,852	-	$224,092	-4%
Interest bearing demand deposits	271,244	293,427	-8%	303,235	-11%
Savings accounts	30,873	34,420	-10%	35,784	-14%
Time certificates	486,157	471,369	3%	359,782	35%
Total deposits	1,004,196	1,015,068	-1%	922,893	9%

Borrowings	36,613	40,782	-10%	10,402	252%
Other liabilities	6,436	5,925	9%	7,175	-10%
Total liabilities	1,047,245	1,061,775	-1%	940,470	11%

Shareholders' equity	75,049	88,251	-15%	102,238	-27%
Total liabilities and shareholders' equity	$1,122,294	$1,150,026	-2%	$1,042,708	8%

COLUMBIA BANCORP ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
JANUARY 30, 2009

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	December 31, 2008	December 31, 2007
Delinquent loans on non-accrual status	$92,350	$9,865
Delinquent loans on accrual status	-	-
Restructured loans	57	84
Total non-performing loans	92,407	9,949
Other real estate owned	9,622	516
Repossessed other assets	-	5
Total non-performing assets	$102,029	$10,470

Total non-performing assets / total assets	9.09%	1.00%

	Quarter Ended		Year to Date
ALLOWANCE FOR CREDIT LOSSES	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Allowance for loan losses, beginning of period	$20,927	$10,723	$11,174	$10,143
Provision for loan losses	9,010	590	43,110	4,740
Recoveries	93	66	333	309
Charge offs	(5,538)	(205)	(29,906)	(4,018)
Adjustment for sale of credit card portfolio	-	-	(219)	-
Allowance for loan losses, end of period	24,492	11,174	24,492	11,174
Liability for unfunded loan commitments	681	848	681	848
Allowance for credit losses	$25,173	$12,022	$25,173	$12,022

Allowance for loan losses / gross loans			2.83%	1.27%
Allowance for credit losses / gross loans			2.91%	1.37%
Non-performing loans / allowance for loan losses			377.29%	89.03%

	Quarter Ended		Year to Date
FINANCIAL PERFORMANCE	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Average interest earning assets	$1,054,643	$957,067	$1,017,688	$950,014
Average gross loans	897,690	874,843	914,846	859,483
Average assets	1,138,310	1,020,923	1,088,287	1,013,438
Average interest bearing liabilities	836,842	695,275	776,415	693,503
Average interest bearing deposits	799,761	684,172	736,837	673,786
Average deposits	1,008,503	906,039	945,235	894,111
Average liabilities	1,052,742	919,899	991,906	916,649
Average equity	85,568	101,024	96,381	96,790

	December 31, 2008			December 31, 2007
CONSTRUCTION LOANS BY REGION	Residential	Commercial	Total	Residential	Commercial	Total
Columbia River Gorge	$16,416	$2,372	$18,788	$12,429	$4,938	$17,367
Columbia Basin - Eastern Washington	11,404	20,152	31,556	9,461	11,835	21,296
Columbia Basin - Northeastern Oregon	6,872	4,742	11,614	4,956	3,740	8,696
Central Oregon	70,076	37,479	107,555	90,818	41,833	132,651
Willamette Valley (1)	71,885	12,285	84,170	102,684	11,704	114,388
	$176,653	$77,030	$253,683	$220,348	$74,050	$294,398

(1) Includes Portland, Oregon and Vancouver, Washington metropolitan area